Exhibit 10.39

ADA-ES, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this 28th day of November 2005, by and between ADA-ES, Inc., a Colorado corporation, whose principal offices are located at 8100 SouthPark Way, Unit B, Littleton, Colorado 80120 (the “Company”), and Richard Miller (the “Employee”) whose address is 4589 Lehigh Drive, Walnutport, PA 18088.

RECITALS:

A.	The Company has made Employee an offer of employment.

B.	Employee desires to accept the offer.

C.	The Company and Employee desire to enter into this Agreement to set forth the terms and conditions of the employment.

Exhibit 99.1

NOW, THEREFORE in consideration of the premises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Capitalized terms are used herein with the meanings as specified in Paragraph 6 hereof.

2.	Employment.

The Company hereby employs the Employee and Employee hereby accepts such employment upon the terms and conditions set forth herein.

3.	Position, Duties and Authority.

During the term of this Agreement, Employee shall be employed as Vice President, Sales. This is a full-time, salaried, exempt position.

4.	Obligations of Employee.

Employee hereby agrees that he will devote a minimum of 40 hours per week to the fulfillment of his/her obligations hereunder.

5.	Compensation and Benefits.

In consideration of Employee's agreement to be employed by the Company and as reasonable compensation for services to be rendered hereunder, the Company agrees as follows:

a)	Benefits.

Employee shall be entitled to the standard benefits and perquisites from time to time available to full-time employees of the Company as outlined in the Employee Handbook.

b)	Compensation.

The Company shall pay Employee a bi-weekly salary of $5000.00 (equating to an approximate annualized salary of $130,000 as part of the Company’s normal payroll procedures. Increases in compensation, if any, shall be at the discretion of the Executive Officers of the Company.

6.	Definitions.

a)	“Invention” shall mean any idea, discovery, article, process, formulation, composition, combination, design, modification or improvement, whether or not patentable.

b)	“Copyright Works” shall mean all literary works, graphic works, pictorial works and other creative works for which copyright protection may be obtained, including without limitation proposals and computer software /documentation.

c)	“Confidential Subject Matter” shall mean all Inventions, Copyright Works, data, specifications, know-how, lists, printed materials, technical information, cost/pricing/marketing information and other subject matter that is not available to the general public in a substantially identical form without restriction.

7.	Disclosure/Ownership of Invention and Confidential Subject Matter.

a)	Prior to Employment

Employee agrees that Exhibit A provides adequate description and disclosure of Inventions and Confidential Information considered owned by Employee or third party with whom Employee is contractually bound prior to becoming employed by the Company. Throughout the term of this agreement and following its termination, even in the case of breach of contract by either party, the items identified in Exhibit A are considered the property of Employee (“Employee Intellectual Property”) or of a third-party (“Third Party Intellectual Property”). Although Exhibit A may not be all inclusive of all intellectual property owned by Employee or third parties, any ownership rights Employee wishes to defend must be itemized in Exhibit A. Employee may amend Exhibit A at any time as long as the claim can be supported with documentation demonstrating the rightful ownership of the Employee or third party.

b)	During Employment

Employee agrees that during the term of Employee's employment with Company, Employee will immediately disclose in writing to Company all Inventions and Confidential Subject Matter which (i) is conceived or generated by Employee alone and/or jointly with others, and (ii) relates to the actual or anticipated business of the Company and/or relates to the actual or anticipated research or development activities of the Company and/or is otherwise suggested by or results from any activity performed on behalf of the Company. Employee acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all Inventions and Confidential Subject Matter disclosed and to be disclosed by Employee to Company during the term of Employee's employment with Company will be the sole and exclusive property of the Company.

b)	Post Employment

Employee further agrees that, during the two (2) year period following any termination of Employee’s employment with the Company, Employee will immediately disclose in writing to the Company all Inventions and Confidential Subject Matter which (i) is conceived or generated by Employee alone and/or jointly with others, and (ii) is based upon or otherwise derived from any Inventions and/or Confidential Subject Matter of the Company. Employee acknowledges and agrees that immediately upon conception or generation, whichever occurs earlier, all Inventions and Confidential Subject Matter to be

disclosed by Employee to Company during the two (2) year period following the termination of Employee’s employment with Company will become the sole and exclusive property of the Company.

8.	Assignment of Inventions and Confidential Subject Matter/ Documentation/ Commercialization.

a)	Assignment.

Employee hereby assigns to Company the Employee’s entire right, title and interest in and to all Inventions and Confidential Subject Matter disclosed and to be disclosed by Employee to Company pursuant to Sections 7 (a) and (b).

b)	Documentation.

Employee agrees to execute, cooperate in the preparation of and deliver to the Company, both during the term of Employee’s employment with the Company and thereafter, any and all documents deemed necessary by the Company for the Company to protect, maintain, preserve and enjoy the full right, title and interest to all Inventions and Confidential Subject Matter disclosed and to be disclosed by Employee to Company, including without limitation, the execution and delivery of patent assignments and, at Company's legal expense, the preparation of patent applications.

c)	Commercialization.

Employee acknowledges and agrees that with respect to all Inventions and Confidential Subject Matter transferred by Employee to Company, Company is not obligated to commercialize the same, and that if Employee desires to independently commercialize any of said inventions and/or Confidential Subject Matter, Employee must request and obtain a written license from Company beforehand, which license request may be declined by Company in its sole discretion.

9.	Copyright Works.

Employee agrees that all Copyright Works and contributions to Copyright Works prepared by Employee within the scope of Employee’s employment with the Company will be deemed “works for hire” and will be owned by the Company, and Employee agrees to execute all documents deemed necessary by the Company for the Company to protect, maintain, preserve and enjoy the Company’s rights in such Copyright Works and contributions. Employee further agrees that unless expressly authorized by the Company in writing, Employee will not independently prepare or otherwise distribute or publish any Copyright Work that embodies any Confidential Subject Matter owned by the Company or held in Confidence by the Company for any third party, including without limitation, all Confidential Subject Matter disclosed and to be disclosed by Employee to the Company.

10.	Written Records.

Employee agrees that to the extent reasonably possible, Employee will maintain written records of all Inventions and Confidential Subject Matter conceived or generated by Employee in the course of Employee’s performance of services for the Company, which records will be the exclusive property of the Company and will be available to the Company at all times.

11.	Restrictive Obligations Relating to Confidential Subject Matter.

a)	Obligations to Company.

Employee agrees to maintain in strict confidence, and agrees not to use, disclose, reproduce or publish, except to the extent necessary in the course of the Employee’s performance of services for the Company and/or as otherwise authorized by Company, any Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party, including without limitation, all Confidential Subject Matter disclosed and to be disclosed by Employee to the Company.

b)	Prior Obligations to Third-Parties.

Employee agrees that, in the course of Employee’s employment with the Company, Employee will not use or disclose any third party Confidential Subject Matter with respect to which Employee, prior to Employee's initiation of employment with the Company, assumed obligations restricting such use or disclosure.

12.	Conflicting Obligations.

a)	Prior Obligations.

Employee acknowledges and agrees that Employee is under no obligations to any third party which conflict or may conflict, in any way, with any of the Employee’s obligations hereunder. Exceptions noted in Exhibit A.

b)	Assumption of Obligations.

Employee agrees that Employee will not assume any obligations to any third- party that would conflict with any of Employee’s obligation hereunder. Employee further agrees that, during the term of Employee’s employment with the Company, Employee will not compete, and will not provide services to others who compete with the Company in the research, development, production, marketing or servicing of any product, process or service with respect to which the Company is involved.

13.	Termination of Employment.

a)	Continuing Obligations.

Employee’s obligations under Sections 8 through 12 of this Agreement will continue after any termination of Employee's employment with the Company.

b)	Submission of Materials.

Upon any termination of Employee’s employment with Company, Employee will submit to the Company all materials within Employee’s possession that constitute or include Confidential Subject Matter owned by the Company or held in confidence by the Company for any third-party.

c)	Exit Interview.

Upon termination of Employee’s employment with the company, Employee will attend an exit interview with an appropriate representative of the Company to review the continuing obligations of Employee hereunder.

14.	Miscellaneous.

a)	Binding-Effect/ Assignability.

This Agreement is not assignable by Employee and will be binding upon Employee’s heirs, executors, administrators and other legal representatives. Employee agrees that the Company may freely assign this Agreement to any successor-in-interest of the Company.

b)	Severability.

Should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed and modified to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

c)	Waiver.

Any delay or omission on the part of Company to exercise any right under this Agreement will not automatically operate as a waiver of such right or any other right; and that a waiver of any right of the Company hereunder on one occasion will not be construed as a bar to or waiver of any right on any future occasion.

d)	Controlling Law.

This Agreement will be interpreted under and enforced in accordance with the laws of the State of Colorado.

e)	Modification.

This Agreement may only be modified by the mutual written agreement of Employee and Company.

f)	Notices.

Any notice or communication required or permitted to be given by this Agreement shall be deemed given and effective when delivered personally, or when sent by registered or certified mail, postage prepaid, addressed as follows (such addresses for giving of notice may be changed by notice similarly given):

(i) If to the Company:

ADA-ES, Inc.

Attention: Human Resources

8100 SouthPark Way, Unit B

Littleton, Colorado 80120

(ii) If to Employee:

Richard Miller

4589 Lehigh Drive

Walnutport, PA 18088

g)	Arbitration.

Any difference, claims or matters in dispute arising between Employee and the Company out of this Agreement or connected with Employee’s employment shall be submitted by Employee and the Company to binding arbitration by a single arbitrator selected by the mutual agreement of the parties from members of the Judicial Arbiter Group of Denver, Colorado, or its successor. The arbitration shall be governed by the rules and regulations of the Judicial Arbiter Group or it’s successor and the pertinent provisions of the laws of the State of Colorado relating to arbitration. The decision of the arbitrator may be entered as a judgment in any court in the State of Colorado or elsewhere. The prevailing party shall be entitled to receive reasonable attorneys’ fees incurred in connection with such arbitration in addition to such other costs and expenses as the arbitrator may award.

h)	At-Will Employment.

Employment with the Company is at will, meaning that both the Company and the Employee have the right to terminate the work relationship at any time, without advance notice, and for any reason. Exceptions noted in Exhibit B, Offer Letter.

i)	Entire Assignment.

This Agreement together with the exhibits hereto constitute the entire agreement between the parties and their affiliates with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements or understandings relating to said subject matter, and no amendment hereof shall be deemed valid unless in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties have signed or caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

ADA-ES, Inc.

By:

/s/ Michael D. Durham Michael D. Durham, President & CEO	Date 11/01/2005

/s/ Richard Miller Richard Miller, Employee	Date 10/31/2005

EXHIBIT A

Disclosure/Ownership of Invention and Confidential Subject Matter.

None

Prior Obligations

Employee acknowledges obligations to support Hamon Research-Cottrell (HRC) as a contract employee on particulate and mercury control system proposals between the start of employment and March 31 2006. Employee will provide these services to HRC under standard ADA-ES Time and Materials rates.

EXHIBIT B

ADA-ES Summary of Benefits - See attached document dated September 2005

ADA-ES Employee Handbook

ADA-ES Business Ethics Policies and Procedures

ADA-ES Executive Compensation Plan

Employee Offer Letter dated October 26, 2005

Exhibit B

ADA-ES, INC.

Summary of Employee Benefits

September 01, 2005

Following is a brief description of the benefits package that is offered by ADA-ES, Inc. These benefits are subject to change at any time. The provisions of the official plan documents, in addition to ADA-ES policies, shall govern in the event of any differences or discrepancies. This summary is intended to be a brief overview of the benefits currently offered by ADA-ES and is not a comprehensive source of information concerning exceptions, limitations, and eligibility requirements. All employees are encouraged to periodically review the Employee Handbook and the group insurance benefits for a more complete explanation of the benefits. This summary does not constitute a contract between ADA-ES employees and the company.

Note that employee shares a portion of the cost of some of the benefits described. Eligibility requirements and enrollment dates may be different for each benefit.

Holidays (10 per year)

New Year’s Day	Thanksgiving Day
Memorial Day	Day After Thanksgiving Day
Independence Day	Christmas Eve
Labor Day	Christmas Day

And Two Floating Holidays

ADA-ES reserves the right to change the holiday schedule. See the Human Resources Manager for current year holiday designations.

Vacation

Full-time staff members are entitled to 12 days of vacation per year for the first three years of employment with ADA-ES. Vacation time is increased to 15 days after 3 years, 20 days after 10 years, and 30 days after 15 years.

Employees are asked to reserve vacation time through their supervisor at least 15 days in advance. Vacation requests are subject to the approval of the supervisor.

Sick and Personal Days

Full-time employees may receive up to 8 Sick and Personal (S&P) days per year. Part-time employees receive prorated Sick and Personal days. S&P days are not designed to be used in place of vacation. Please refer to the Sick and Personal Days Policy in the ADA-ES Employee Handbook.

Health Insurance Benefits

Eligibility: New full-time employees are eligible to participate in both the medical and dental plans beginning on the first day of the month following their date of hire.

Medical Plan: United Healthcare Options PPO Employees may choose one of two options, Base Plan coverage (standard) or Buy-Up Plan coverage. Coverage details for each option are attached.

Prescription Drug Program:

Included as part of both plans, $10 co-pay for generic drugs, $30 co-pay for brand name drugs, $50 co-pay for non-formulary drugs.

Other Health Benefits:

Also included in both plans, benefits are provided for mental disorders, chemical dependence, and alcoholism. See the plan documents or the Human Resources Manager for details.

Employee contributions for medical, prescription and other health benefits through bi-weekly payroll deduction are as follows:

	Base Plan	Buy-Up Plan
Employee	$17.31	$44.44
Employee & Spouse	$36.54	$93.82
Employee & Child	$31.30	$80.35
Employee & Family	$53.62	$137.67

Dental Benefits:

Dental Plan: MetLife (PPO)

Benefits coverage is outlined on the attached sheet.

Employee contributions for dental benefits through bi-weekly payroll deduction are as follows:

Dental Plan
Employee	$1.80
Employee & Spouse	$3.65
Employee & Child	$3.78
Employee & Family	$5.64

The maximum payment limit for each employee and each dependent is $1,500/person/calendar year. Also, new employees waiving coverage at the time of initial eligibility may incur penalties by enrolling at a future date.

Note: On an annualized basis, no employee will pay more than 3.6% of base salary for the employee contribution for standard medical and dental benefits. Added benefits are at the employee’s discretion and at additional cost to the employee.

Compensation Time

This benefit may be available to exempt, salaried technical employees, with supervisor or project manager pre-approval. If approved, compensatory time will be awarded for time worked in excess of 40 hours.

Life Insurance Benefits

Scheduled Benefits:

•	$50,000 for those under age 70

•	$5,000 for spouse

•	$1,000 for children

Accidental Death and Dismemberment (AD&D)

Accidental Death benefits equal two times the scheduled benefit (or $100,000). Scheduled benefits apply in the case of dismemberment. Check the Group Insurance Benefits handbook for specific information. This benefit applies to employees only.

Short-Term Disability Insurance

ADA-ES provides short-term disability insurance that is paid by the company. The plan pays 60% of an employee’s salary up to $1,500 per week for the first 13 weeks of disability.

Long-Term Disability Insurance

The long-term disability plan pays 60% of an employee’s salary up to $6,000 per month after short-term disability payments terminate.

Travel Accident Insurance

In addition to the AD&D insurance benefit listed above, an additional $500,000 would apply for a business travel related death of the employee. Additional dismemberment benefits could apply for business travel related injuries.

Travel Assistance Program

The program includes a comprehensive range of information, referral, coordination and arrangement services designed to respond to most medical care situations and many other emergencies while traveling.

ADA-ES Retirement Plan

The ADA-Es Retirement Plan is composed of three elements: 401(k) Employee Contributions, 401(k) ADA-ES Matching Contributions, and Profit Sharing.

401(k) – Elective Contributions

Full-time employees may begin contributing to their 401(k) Employee Contributions account immediately upon employment. An employee can elect to defer up to $14,000 of salary (for 2005) into the account (or up to the IRS limit for such contributions). The contribution is made on a “before-tax” basis in order to reduce the employee’s taxable compensation. These funds are fully vested at all times. If you are over age 50, see the Human Resources Manager for the ability to make “catch-up” contributions.

401(k) – ADA-ES Matching Contributions

ADA-ES will contribute 100% of an employee’s 401(k) contribution up to a maximum of 5% of salary into the 401(k) Employers Contribution account. Employees are eligible to begin receiving these contributions following the 1-year anniversary of employment. Funds in this account are vested based on the 2-20 rule, where employees are vested at 20% after 2 years of service, 40% after 3 years, 60% after 4 years, 80% after 5 years, and 100% after 6 years. These contributions are normally made in cash.

Profit Sharing

See the Profit Sharing Plan for more details.

Morgan Stanley establishes and administers the ADA-ES Retirement Plan accounts for employees. Employees work directly with Morgan Stanley to direct the investment of funds.

Profit Sharing Plan

Eligible employees may earn additional cash, stock or 401K contributions at the end of each calendar year. Each employee’s share is derived as a calculation based on ADA-ES net earnings before taxes. 50% of the earned allotment is applied to the ADA-ES Retirement Plan, 20% is awarded as a company wide distribution of cash or stock, and 30% is a cash or stock award based on employee performance.

Automatic Payroll Deposit

ADA-ES will automatically deposit an employee’s pay, or portions of pay to employee-directed accounts (savings accounts, checking accounts, credit union, etc.). The receiving institution must have a direct-deposit option for account holders.

Credit Union

The company is a member of the Bellco Credit Union. Employees may elect to become a member at their discretion.

Supplemental Insurance

Employees may elect to purchase supplemental insurance products through AFLAC at discounted rates. Payment to the program is made through bi-weekly payroll deduction. Some of the products offered include:

•	Personal Accident Expense Plan

•	Personal Cancer Protection Plan

•	Personal Recovery Plan

•	Intensive Care Plan

•	Hospital Indemnity Plan

Other plans offered by AFLAC are available to employees. If interested in more information, contact the Human Resources Manager.

Exhibit B

October 26, 2005

Mr. Rich Miller

4589 Lehigh Drive

Walnutport, PA 18088

RE:	Employment with ADA-ES

Dear Rich:

ADA-ES is pleased to offer you employment as Vice President, Sales reporting to our President and Chief Executive Officer, currently Michael Durham. The bi-weekly salary for this position will be $5,000.00 (equivalent to $130,000.00 on an annualized basis). Employment will begin on November 28, 2005.

Vice President, Sales is an executive position responsible for developing and executing sales plans on existing and new ADA-ES products, personnel management and development, and managing all aspects of assigned product line and project budget and financial results. As you know, travel will be required as part of the job. This is a full-time, exempt position, and as such, the position is eligible to receive our standard benefits package.

As additional incentives, during your initial year of employment, ADA-ES is offering to match up to 5% of your base salary in contributions to an individual IRA account or other qualified pension plan. Vesting rules under the ADA-ES Retirement Plan would apply. A copy of the Summary Plan Description is attached. ADA-ES will also provide an allowance, initially in the amount of $1,000 per month towards mileage used for a personal car. Mileage in excess of this amount will be reimbursed at the government-approved rate. We would expect to review the allowance amount periodically to determine its appropriateness.

Typically, the Board of Directors offers new employees ADA-ES stock options shares related to the employee’s base salary. A request for 13,000 share options will be submitted on your behalf and will be awarded contingent upon Board approval at their next regularly scheduled meeting. Vesting of these shares typically occurs at a rate of 25% semi-annually with 100% vesting after 24 months of employment. As an executive, you will also be covered by the Company’s Executive Compensation Plan, a copy of which has been provided to you.

We recognize that by joining ADA-ES you will forego benefits that you earned through your years of employment with others and we will make an exception to our vacation policy by granting you vacation at the 13-year employee level, accruing vacation at 13-1/3 hours per month, for a full-time employee.

ADA-ES, INC. 8100 SouthPark Way, Unit B• Littleton, Colorado 80120

Phone: (303) 734-1727 • Toll Free Phone: (888) 822-8617 • Fax: (303) 734-0330 • www.adaes.com

We require all employees to read and sign a standard Employment Agreement – a copy is enclosed with this letter for your review. Please also remember that employment with ADA-ES is at will, meaning that both employer and employee have the right to terminate the work relationship at any time and for any reason. Recognizing our mutual commitment to the position being offered, the Company will agree that for the two-year period after the date of hire, if employment is terminated for a reason other than cause, ADA-ES will provide no less than a six-month notice.

We all look forward to having you as part of our team, and we trust that your employment with us will be rewarding.

Sincerely,

/s/Beth A. Turner-Graziano
Beth A. Turner-Graziano
Human Resources and Office Manager

Enclosures:	Employment Agreement

          ADA-ES Retirement Plan Summary Plan Description

          ADA-ES Executive Compensation Plan

Cc:	Personnel File

ADA-ES, INC. 8100 SouthPark Way, Unit B • Littleton, Colorado 80120

Phone: (303) 734-1727 • Toll Free Phone: (888) 822-8617 • Fax: (303) 734-0330 • www.adaes.com